Exhibit 5

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

July 28, 2005

National Lampoon, Inc.
10850 Wilshire Boulevard
Suite 1000
Los Angeles, California 90024

Re: National Lampoon, Inc., Registration Statement on Form SB-2
Members of the Board of Directors:

We are acting as counsel to National Lampoon, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 3,200,000 shares of Common Stock, $0.0001 par value per share, of the Company (the “Shares”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Company and Merriman Curhan Ford & Co., as representative of the underwriters to be named therein (“Underwriters”). The Shares are registered on a Form SB-2, file number 333-123238, filed with the Securities and Exchange Commission on March 10, 2005, as subsequently amended (the “Registration Statement”).

In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein and in the Registration Statement, will be validly issued, fully paid, and nonassessable.

Members of this firm are qualified to practice law in the state of California and we express no opinion as to the laws of any jurisdictions except for those of California and the United States of America or, as to corporate matters, the Delaware General Corporation Law. For the purposes of rendering this opinion, we have assumed that if a court applies the laws of a jurisdiction other than California or, as to corporate matters, the Delaware General Corporation Law, the laws of such other jurisdiction are identical in all material respects to the comparable laws of the state of California or the Delaware General Corporation Law as to corporate matters.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Richardson & Patel LLP